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                                                                      EXHIBIT 99



                     Independent Accountants' Review Report
                     --------------------------------------


The Board of Directors and Shareholders
Venator Group, Inc.:


We have reviewed the accompanying condensed consolidated balance sheets of Venator Group, Inc. (formerly Woolworth Corporation) and subsidiaries as of October 31, 1998 and October 25, 1997, and the related condensed consolidated statements of operations, comprehensive income (loss), retained earnings, and cash flows for the thirteen and thirty-nine week periods ended October 31, 1998 and October 25, 1997. These condensed consolidated financial statements are the responsibility of Venator Group Inc.'s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Venator Group, Inc. and subsidiaries as of January 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 11, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 31, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



/s/ KPMG Peat Marwick LLP
New York, New York
November 19, 1998